Exhibit 1

Exhibit “A”

MINUTES OF THE BOARD OF DIRECTOR’S MEETING

HANNOVER HOUSE, INC. (OTC: HHSE) – Tuesday, Dec. 15, 2020

A special meeting of the Board of Directors of Hannover House, Inc. was held on Tuesday, December 15, 2020 telephonically at 9:30-am CST. The purpose of this meeting was to address certain issues and disclosures which are required prior to the filing of either a Form 10-12(g) registration, or the companion S1 Stock Registration Offering that the company intends to pursue. The following items describe the issues addressed, and where indicated, the actions taken by the Board.

1). DEBT REDUCTIONS THROUGH RESTRICTED SHARE ISSUANCES – The Board reviewed a variety of opportunities based upon requests by certain creditors of the company to exchange portions of debts for restricted stock shares. The Board looked at a total of fourteen (14) debts that were requested for potential and partial share exchanges. After reviewing these debts and amounts, the Board discussed the benefits to the Company and the creditors as well as discussed a structure which limited the amount of some debt exchanges to avoid excessive share issuances or general dilution (even though all such debt exchanges are for restricted-from-sale stock under S.E.C. rule 144).

The Board approved seven (7) debt exchange actions, and rejected seven (7) for various reasons not noted publicly in the minutes of the meeting. The share issuances approved are listed in a chart which is included with these minutes of the Board of Directors meeting, and as are summarized below:

a). ERIC F. PARKINSON, C.E.O. and Secy., has agreed to exchange $150,000 of his deferred salary which has accumulated over the past ten years (current balance of $400,449), in consideration of 7,500,000 shares at two cent ($.02) per share. Shefte has declined to convert any of his deferred salary at this time. This transaction reduces the Company’s long-term debt by $150,000.

b). ANDERSON JUDGMENT – Dennis Anderson and JoLynn Anderson have agreed to convert ½ of the principal sum of their original loan (and subsequent judgment), each affirmed at $63,853, in exchange for 6,306,500 shares each. These two transactions reduce the Company’s long-term debt by $127,706.

c). JON CHENG – a short-term lender to the Company, whose proceeds were utilized to assist with production and development ventures, was approved for the receipt of 4,000,000 shares. This transaction reduces the Company’s overall debts (short-term loans) by $54,000.

d). D. FREDERICK SHEFTE – President, has requested reissuance of the five-million (5,000,000) shares that he had previously surrendered back into treasury stock, which shares are to be divided equally under the terms of his recent divorce. Accordingly, each of D. Frederick Shefte and Diana B. Shefte were approved for the receipt of 2,500,000 shares of restricted stock. This transaction has no financial benefit to the Company’s balance sheet.

c). SUZANNE HOLMQUIST– a short-term lender to the Company, whose proceeds were utilized to assist with production and development ventures, was approved for the receipt of 2,000,000 shares. This transaction reduces the Company’s overall debts (short-term loans) by $27,000.

Under Rule 144 of the Securities and Exchange Commission, all of these transactions will result in the issuance of shares which shall be restricted from sale for at least 12-months. Additionally, the Board has moved to approve these share issuances, but to withhold actual issuance until January, 2021. The Company’s 12-31-2020 financials will reflect that these approved transactions are “pending share issuances” along with any and all other stock issuances or obligations not already completed as of that reporting period end date.

The total of new shares approved for issuance in January 2021 by the Board under this list is 31,113,000, which when combined with additional share issuance obligations still pending, plus the 100-mm shares established for the first two rounds of the Company’s S1 Registration, will still bring the total A/S for the Company under the revised A/S count of 980-mm.

2). OFFICE LEASES – The Board approved two new office lease transactions:

a). FAYETTEVILLE – Effective Jan. 1, 2021, the leased office space located at 355 N. College Ave., Fayetteville, AR, 72701, will be taken over by Medallion Releasing, Inc., instead of Vodwiz, Inc., the prior tenant since Jan. 2019. The office rent from the Stafford Building will remain the same at $2,050 per month.

b). NEW YORK CITY – Effective Jan 1, 2021, the Board approved the lease of an office at the 530 Seventh Avenue Building, New York City, as a satellite office for MyFlix, Marketing and general sales activities. The total costs for the space, including dedicated phone lines and internet is $2,450 / month.

There being no further issues addressed at this meeting, the Board adjourned at 10:48-am.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on the Minutes of the Board of Directors Meeting of Hannover House, Inc. to be signed on its behalf by the undersigned hereunto duly authorized.

HANNOVER HOUSE, INC.
(Registrant)
Date: December 15, 2020
/s/ Eric F. Parkinson
	By:	ERIC F. PARKINSON
Chairman, C.E.O. & Secretary

HHSE Stock Issue Considerations

		Share Value
Shares	Tyoe	(as of 12-15-20)	Beneficiary or Recipient	Consideration Basis for Issuance
7,500,000	R	$126,562.00	Eric F. Parkinson (officer-director)	Partial conversion of $150,000 of deferred salary at $.02 / share
6,306,500	R	$85,136.00	JoLynn Anderson	Partial conversion of $63,853 debt portion of P&A Loan (Judgment) into shares
6,306,500	R	$85,136.00	Dennis Anderson	Partial conversion of $63,853 debt portion of P&A Loan (Judgment) into shares
4,000,000	R	$54,000.00	Jon Cheng	Share Issue portion for Short Term Loan Assistance funds utilized for production
2,500,000	R	$33,750.00	D. Frederick Shefte (officer-director)	1/2-of recovered shares from 5-mm stock shares surrendered by Officer
2,500,000	R	$33,750.00	Diana B. Shefte (ex-wife of officer)	1/2-of recovered shares from 5-mm stock shares surrendered by Officer
2,000,000	R	$27,000.00	Suzanne Holmquist	Share Issue portion for Short Term Loan Assistance funds utilized for production

31,113,000	R	$445,334.00	APPROVED NEW ISSUANCES (Jan. 2021)

17,400,000	UR		ADDL. PENDING ISSUANCES

831,429,996			CURRENT SHARES OUTSTANDING

879,942,996			TOTAL OUTSTANDING AFTER ALL ISSUES

Exhibit “1”

MINUTES OF THE BOARD OF DIRECTOR’S MEETING

HANNOVER HOUSE, INC. (OTC: HHSE) – Thursday, Dec. 3, 2020

A special meeting of the Board of Directors of Hannover House, Inc. was held on Thursday, December 3, 2020 telephonically at 9:30-am CST. The purpose of this meeting was to address certain issues and disclosures concerning the company’s plan to open satellite offices in New York City and Los Angeles for the MyFlix venture – as well as the engagement of required support staff for those locations and the home office location in Arkansas. The following items describe the issues addressed, and where indicated, the actions taken by the Board.

1). MYFLIX MONTHLY GENERAL & ADMINISTRATIVE BUDGET – The Board of Directors reviewed a plan presented by Eric Parkinson for the general monthly operations of MyFlix (commencing immediately), including the plan to open satellite locations in New York City and Los Angeles to act as additional points of operation for the acquisition of new programming and the communications and outreach with program suppliers and studios. As a point of reference, office bids were reviewed from both New York City and Los Angeles, with the best value locations determined to be at 530 Seventh Ave. (New York City) and 2029 Century Park East (Los Angeles). The staffing requirements for New York and Los Angeles shall initially be limited to one (1) acquisition executive for each satellite location until such time that additional needs may be analyzed and justified based on performance results. With respect to the corporate operations in Arkansas, the Board approved the hiring of a divisional President/GM as well as a Controller, Accounting Assistant, Data Management Director, Marketing & PR Director and a general office support team member.

All staff members and executives shall be granted a $200 per month allowance to be applied against their personal health care costs (for which they are each responsible to obtain); all executives shall have the monthly costs for their cell phones covered by the Company. A general allowance of $1,500 per month is budgeted for Executive Travel (but not intended to cover film festival specific travel and attendance costs, which will be separately budgeted). A monthly allocation of $10,000 is intended for general corporate branding and advertising, which is also separate from the amounts anticipated to be reinvested for subscriber recruitment and retainment.

The overall monthly operating budget as detailed below comes to approx. $85,000, which falls between the company’s previously disclosed “low-end” and “forecasted” ranges for monthly operations.

Expenses for December are expected to be paid from existing funding sources and resources for the Company, whereas expenses for January and through 2021 are expected be funded from net revenues resulting from the Company’s S1 Registration offering.

There being no further issues addressed at this meeting, the Board adjourned at 10:10-am.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on the Minutes of the Board of Directors Meeting of Hannover House, Inc. to be signed on its behalf by the undersigned hereunto duly authorized.

HANNOVER HOUSE, INC.
(Registrant)
Date: December 3, 2020
/s/ Eric F. Parkinson
	By:	ERIC F. PARKINSON
Chairman, C.E.O. & Secretary

Hannover House, Inc. and its Board of Directors makes no representation, warranty or guarantee that the sales revenues or net income forecasts predicted under this model will be realized; these charts are provided as a management tool for the determination of proposed “per-transaction” and “monthly subscription” fees, as well as to determine a reasonable amount for the Company to anticipate being needed in the reinvestment of marketing funds for maintenance and building of subscribers.